BlackRock MuniYield Fund, Inc. (the, “Registrant”)

77C Shareholder Vote

The sole preferred shareholder of the Registrant's Series W-7 Variable Rate Demand Preferred Shares approved the Registrant's Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares (the "Articles of Amendment") by written consent on April 17, 2014. The Articles of Amendment was filed with the State Department of Assessments and Taxation of Maryland on April 17, 2014 and is attached under sub-item 77Q1(a).